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                                                                    EXHIBIT 99.1

           HELEN OF TROY, LTD. REPORTS RECORD 3RD QTR./9 MONTH RESULTS

         EL PASO, Texas, JAN. 4 -- Helen of Troy Ltd. (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, today reported record sales and earnings for the third quarter and nine months ended Nov. 30, 1998.

         Third quarter net income rose 20 percent, to a record $11,090,000 or 37 cents per diluted share, from $9,243,000 or 32 cents per diluted share for the same quarter a year earlier. Third quarter sales were a record $89,144,000, up 8 percent from sales of $82,780,000 for the like period of the prior year. Net income for the nine months increased 26 percent, to $23,470,000 or 80 cents per diluted share from $18,692,000 or 65 cents per diluted share in the comparable period last year. Nine month sales climbed 15 percent to a record $225,442,000 from sales of $196,137,000 for last year's nine months.

         Gerald J. Rubin, chairman and chief executive officer, noted that sales and net earnings for the three months and nine months ended November 30, 1998 were the highest in the company's 30 year history.

         This quarter marks the company's 19th consecutive quarter of year over year sales and earnings increases. For the full year ending February 28, 1999, the company expects sales to be up approximately 17% and net earnings to be up approximately 25% over the prior year. The company also expects the 4th quarter to be the best 4th quarter in their history.

         The company's expected strong cash position at year end, along with existing credit lines, provide capital for continued pursuit of acquisition opportunities that will contribute to their future growth. The company's shareholder equity at year end is expected to be approximately $200 million.


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         The company expects to complete the move of their recently acquired subsidiaries Karina, Inc. of Wayne, New Jersey and DCNL, Inc. of San Leandro, California to their El Paso distribution facility during January. The company believes the synergies and efficiencies gained from the integration of these businesses into the corporate enterprise will provide added contributions to sales and earnings for next fiscal year.

         This month the company will be debuting many exciting new products in all of their product categories at the Chicago Housewares show and continue to be pleased with brand increases in Caruso, Dr. Scholl's, Revlon, Vidal Sassoon and their brush, comb and accessory lines of business. The company is also pleased with the results of the Caruso infomercial and plan to continue that program into the 4th quarter as well.

         "Our broad customer base, extensive distribution channels, innovative technologies and brand loyalty have enabled Helen of Troy to achieve a leadership position in virtually every market we enter. We are pursuing a proven growth plan that we are confident will enable us to maintain leadership in our industry and enhance shareholder value," Rubin concluded.

         Helen of Troy designs, produces and markets brand-name hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, mirrors, artificial fingernails and "comfort products" such as foot baths and body massagers. Helen of Troy products are sold primarily through mass merchandisers, drug chains, warehouse clubs and grocery stores under the tradenames Vidal Sassoon, Revlon, Dr. Scholl's, Dazey, Caruso, Karina and DCNL with the Kurl*Mi, Heat*Mi and Detangle*Mi lines of brushes and rollers. The company also markets products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series and Wigo tradenames to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 1998.
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HELEN OF TROY LIMITED Comparative Analysis (Unaudited)
(In thousands, except shares and earning per share)

                                                  For the Three Months Ended             For the Nine Months Ended
                                                ------------------------------         ------------------------------
                                                  11/30/98          11/30/97             11/30/98          11/30/97
                                                ------------      ------------         ------------      ------------
Net Sales                                       $     89,144      $     82,780         $    225,442      $    196,137

Cost of Sales                                         53,085            50,979              135,699           121,283
                                                ------------      ------------         ------------      ------------

Gross profit                                          36,059            31,801               89,743            74,854

Selling, general and administrative                   21,719            19,398               59,531            49,858
                                                ------------      ------------         ------------      ------------
expenses

         Operating Income                             14,340            12,403               30,212            24,996

Other income (expenses)
         Gain from land sale                              --                --                   --               289
         Other expense, net                             (477)             (466)                (874)           (1,156)
                                                ------------      ------------         ------------      ------------

Earnings before income taxes                          13,863            11,937               29,338            24,129

Income tax expense                                     2,773             2,694                5,868             5,437

Net earnings                                    $     11,090      $      9,243         $     23,470      $     18,692
                                                ============      ============         ============      ============

Earnings per share excluding gain on sale       $        .37      $        .32         $        .80      $        .64
of land

Earnings per share associated with gain on                --                --                   --               .01
sale of land

Net earnings per share                          $        .37      $        .32(a)      $        .80      $        .65(a)

Weighted average shares used in computation       29,784,645        29,285,932           29,440,416        28,809,121

(a) adjusted for a 2-for-1 stock split paid Sept. 22, 1997, as a 100 percent stock dividend on the company's common stock.
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SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

                                  11/30/98         11/30/97
                                ------------     ------------
Cash                            $  9,433,000     $ 35,152,000
Accounts receivable               76,675,000       71,253,000
Inventory                         98,524,000       68,358,000

Total current assets             193,334,000      179,469,000
Total assets                     289,809,000      229,874,000

Total current liabilities         39,657,000       31,223,000
Total long term liabilities       55,479,000       55,450,000

Stockholders' equity            $194,673,000     $143,201,000